Exhibit 99.1

Contact:
Sean K.F. Hannan,
Vice President, Investor Relations
Sean.Hannan@ttmtech.com
+1 339 466 7737

TTM Technologies, Inc. Agrees to Acquire MKS Inc.’s Ophir® Optics Business, Adding Advanced Infrared Optics Capabilities

All-Cash Purchase Price of $650 Million. Expected to be

Immediately Accretive to Adjusted EBITDA Margin and Non-GAAP Diluted EPS.

SANTA ANA, Calif., October 19, 2026 – TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”), a leading global manufacturer of technology products, today announced that it has entered into a definitive agreement to acquire the Ophir Optics business (“Ophir Optics”) from MKS Inc. (NASDAQ: MKSI) for approximately $650 million in an all-cash transaction, subject to customary closing adjustments. The Ophir Optics business is an Israel and Romania-based manufacturer of high-precision infrared thermal imaging and laser optics solutions, serving defense, security and industrial applications.

The transaction along with the Company’s previously announced $400M capital and capacity expansion in Asia, are expected to be funded through a combination of cash on hand and expected future cash flow and borrowings under TTM’s existing revolving credit facility. The transaction multiple is estimated to be roughly 10.3x expected FY 2027 Adjusted EBITDA of Ophir Optics, without synergies, and is expected to be immediately accretive to both TTM’s Adjusted EBITDA Margin and Non-GAAP Diluted EPS. This transaction is expected to close in the second quarter of 2027.

“We are excited to announce our planned acquisition of the Ophir Optics business as another important step toward enhancing our long-term growth strategy by expanding our portfolio with mission-critical optical solutions for land, air, maritime, and unmanned platforms and our industrial portfolio,” said Edwin Roks, President and Chief Executive Officer of TTM. “This acquisition adds another important modality to our product offering with advanced optics to provide systems solutions to our defense and industrial customers, which will help us to benefit from key megatrend tailwinds generated by the growing need for surveillance and the increasing use of laser applications by the industrial base.”

This transaction does not include the Ophir Instruments laser characterization business of MKS, which operates separately from Ophir Optics, or the sale of the Ophir brand.

The transaction is expected to close in the second quarter of 2027, and is subject to customary closing conditions, including certain regulatory approvals and certain governmental consents and permits.

Citi is serving as the exclusive financial advisor and Polsinelli PC and Arnon, Tadmor-Levy are serving as co-legal advisers to TTM for the potential acquisition of Ophir Optics.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including PCBs and substrates. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

About Ophir Optics

Ophir Optics is a global leader in high-precision infrared thermal imaging and laser optics solutions for defense, homeland security, and industrial applications. With customers around the globe and production facilities in Israel and Romania, the company has a comprehensive portfolio of mission-critical optical components and assemblies optimized for land, air, maritime, and unmanned platforms, providing an end-to-end solution from optics to camera integration with capabilities spanning from initial design to final testing.

About MKS Inc.

MKS Inc. delivers foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. Additional information can be found at www.mks.com.

Safe Harbor Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, TTM’s ability to successfully consummate the acquisition discussed in this press release, including receipt of required regulatory approvals and satisfaction of other conditions, the future performance of Ophir Optics, general market and economic conditions, including interest rates, currency exchange rates, and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

Use of Non-GAAP Financial Measures

This release includes information about the Adjusted EBITDA of Ophir Optics, which is a non-GAAP financial measure. TTM presents non-GAAP financial information to enable investors to see TTM through the eyes of management and to provide better insight into TTM’s ongoing financial performance. A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. The non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

With respect to the expected 2027 Adjusted EBITDA of Ophir Optics, we are unable to predict with reasonable certainty or without unreasonable effort certain items that may affect a comparable measure calculated and presented in accordance with GAAP. The expected 2027 Adjusted EBITDA of Ophir Optics excludes the future impact of reconciling items that are highly variable and difficult to predict due to various factors outside of management’s control and could have a material impact on future period net income of Ophir Optics calculated and presented in accordance with GAAP. Accordingly, reconciliations of expected Adjusted EBITDA of Ophir Optics to a comparable measure calculated and presented in accordance with GAAP has not been provided because TTM is unable to provide such reconciliation without unreasonable effort. For the same reasons, TTM is unable to address the probable significance of the information.